FOR IMMEDIATE RELEASE
NOVEMBER 21, 2003
PHONE: 609-561-9000
INVESTOR RELATIONS: Stephen Clark x 4260; e-mail: sclark@sjindustries.com MEDIA CONTACT: Joanne Brigandi x4240; e-mail: jbrigandi@sjindustries.com
SJI's CEO Biscieglia to Retire; Graham Named as Successor
 FOLSOM, NJ - Charles Biscieglia, chief executive officer of South Jersey Industries (SJI) today announced his plans to retire in February 2004. At its November meeting, SJI's Board elected Edward J. Graham as its chief executive officer effective February 1, 2004. Graham currently serves as president and chief operating officer of the company. He was a key member of the team that developed SJI's strategy for growth and commitment to ongoing performance. Biscieglia will continue as a member of the company's board of directors where he presently serves as chairman.

         Biscieglia will join his wife Susan who retired from her long career as an educator earlier this year. "I'm truly looking forward to spending more time with my wife and family who have always been the most important people in my life. As a director, I hope to continue to assist Ed and his team in growing the company in the years ahead. I'll also be able to spend more time in leadership roles in several community based organizations that I'm very committed to, specifically the United Way of Atlantic County, the American Heart Walk and Shore Memorial Hospital," said Biscieglia.

         "I'm leaving my day-to-day responsibilities with the company after what will be five consecutive years of record earnings and extraordinary growth. With the help of talented and dedicated employees and a strategy that is right for us and right for our valued customers, we've positioned ourselves as a premier provider of energy and energy services in South Jersey," said Biscieglia.

         That strategy included a structured succession plan which Biscieglia and SJI's Board carefully developed and faithfully executed over the past several years. The election of Ed Graham culminates a very successful CEO succession planning and executive development process orchestrated by SJI's Board with assistance from its professional consultants. "I shared my personal plans with the board of directors very early on, so that together, we could identify a successor that possessed the competencies and leadership qualities to move SJI forward.... advancing the high standards we've set for the company in the coming years. It was clear to all of us that Ed Graham had those qualities, as well as the respect and admiration of SJI's management team" Biscieglia added.

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         At the time of his retirement, Biscieglia will have completed thirty-five years with South Jersey Gas Company (SJG), SJI's regulated natural gas utility. He will have served as an officer of SJI for six years, the last five as its chief executive. Biscieglia joined the company in 1968 as an internal auditor advancing through a series of managerial positions leading to his election as an officer of SJG in 1980. During his career with the companies, he has functioned as the top executive of both commercial and utility operations and has continually worked to improve the energy industry and the local community through active leadership in a variety of nonprofit and professional organizations.

         Over the past two years, the board has expanded Graham's responsibilities, appointing him as executive vice president and chief operating officer in 2002, and naming him president of the company in January of 2003.

         "I'm honored that the board has shown confidence in my ability to assume the responsibility for ensuring our company's continuing progress and success. I do so with the support of a strong management team, a talented and seasoned workforce, and a personal commitment to meeting the needs of customers, shareholders, employees and the community. Charlie and the board have set a high standard for the company and an expectation of consistent growth and improvement. We're prepared to meet those challenges and to have our success and value measured as it should be... through our performance," said Graham.

         Graham joined SJI in 1981 and held various professional and managerial positions prior to his election as an officer of South Jersey Gas Company in 1988 and his election as president of South Jersey Energy in 1998. He was elected as a director of South Jersey Energy in May of 2000.

         Graham holds an MBA in finance and investment from Drexel University and presently serves as treasurer of the Rowan College Foundation Board. Graham makes his home in Sewell with his wife, Jane and their children Kelsey, Stefany and Kevin.

         Clarence D. McCormick, retired banking executive and senior member of SJI's board, had this to say about Biscieglia, "Short-term financial performance is but one way to measure a company's success and the quality of its leadership. During Charlie's watch, the company has consistently met or exceeded that benchmark. But of equal if not greater importance for the long haul, are the embedded values and culture of an organization. To Charlie's enduring credit, he's helped to create a company of people that not only work hard, smart and do it right...but also, people who do the right thing... invaluable qualities in today's corporate environment."

         South Jersey Industries (NYSE: SJI) is an energy services holding company for South Jersey Gas, South Jersey Energy, South Jersey Resources Group and Marina Energy. Visit www.sjindustries.com to learn more about SJI and its subsidiaries.

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